OLD NATIONAL BANCORP
NYSE: ONB
www.oldnational.com

SUBJECT:	Eckerle Retires from Old National Bancorp Board
DATE:	February 2, 2007
For Further Information:	Media: Kathy A. Schoettlin - (812) 465-7269 Vice President - Public Relations

Financial Community: Lynell Walton - (812) 464-1366 Vice President - Investor Relations

EVANSVILLE, Ind. (February 2, 2007): Old National Bancorp (NYSE: ONB) announced today that David E. Eckerle plans to retire as a member of the Old National Bancorp Board of Directors. Eckerle has indicated his retirement will be effective May 17, 2007, the date of the upcoming annual meeting of shareholders.

Eckerle has been affiliated with Old National since 1993, serving as a director, officer of the holding company and formerly president and CEO of Old National Bank in Jasper, Indiana. Eckerle serves as the chairman of the Risk and Credit Policy Committee and is a member of the Funds Management Committee and Community and Social Responsibility Committee.

In announcing his retirement to Chairman, Larry Dunigan, Eckerle shared it was his desire to devote more time and attention to personal interests, including family, civic and charitable activities. Eckerle also noted his commitment to remaining a "champion" of Old National Bank.

"We are tremendously grateful to Dave for his dedication and commitment to Old National. His contributions to the organization are immeasurable - he will be sorely missed," comments Larry Dunigan, Chairman, Old National Bancorp Board of Directors.

With $8.1 billion in assets, Old National Bancorp is the largest financial services holding company headquartered in Indiana and ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued relationships with clients in its primary footprint of Indiana, Illinois and Kentucky. Focused on exceeding client expectations, the Old National team of financial professionals provides a broad range of services including retail and commercial banking, wealth management, insurance, and brokerage. For more information and financial trend data, please visit the company's website at www.oldnational.com.